Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

COOPER TIRE & RUBBER COMPANY, Plaintiff, vs. APOLLO (MAURITIUS) HOLDINGS PVT. LTD., APOLLO TYRES B.V., and APOLLO ACQUISITION CORP., Defendants.	x ) ) ) ) ) ) ) ) ) ) ) ) x	C.A. No.

VERIFIED COMPLAINT

Plaintiff Cooper Tire & Rubber Company (“Cooper” or the “Company”), by its undersigned counsel, for its complaint for specific performance and declaratory relief against defendants Apollo (Mauritius) Holdings Pvt. Ltd. (“Parent”); Apollo Tyres B.V. (“Dutch Holdco”); and Apollo Acquisition Corp. (“Merger Sub,” and, together with Parent and Dutch Holdco, “Apollo”), upon knowledge as to itself and its conduct and upon information and belief as to all other matters, alleges as follows:

NATURE OF THE ACTION

1. In this action, Cooper seeks specific performance of Apollo’s contractual obligations to use “reasonable best efforts” to consummate its merger with Cooper “in the most expeditious manner possible” and to cooperate with Cooper in obtaining any consent necessary to consummate the merger. Specifically, Apollo should be compelled to enter expeditiously into a new agreement with the United Steelworkers and its Local Unions 207L and 752L (the “USW”) in connection with two of Cooper’s collective bargaining agreements, and then compelled to consummate the merger. Apollo is currently using its best efforts not to reach an agreement with the USW and, consequently, is deliberately preventing the merger from closing. Apollo is intentionally seeking to avoid an agreement with the USW as a predicate for backing out of the deal entirely or as leverage to force Cooper to agree to a price reduction. Either way, in purposefully obstructing a deal with the USW, Apollo is knowingly, deliberately, and materially breaching the parties’ merger agreement. Cooper therefore asks the Court to compel Apollo to reach, in as expeditious a manner possible, an agreement with the USW as to the two CBAs, which should include requiring Apollo: (i) to allow Cooper to take the lead in negotiating with the USW; and (ii) to co-sign or otherwise approve any commercially reasonable agreement that Cooper reaches with the USW. Then, after an agreement with the USW is reached, Apollo should be compelled to close. Cooper also asks the Court to declare that, but for Apollo’s breach of the merger agreement in purposely failing to use its reasonable best efforts to reach an accord with the USW, all conditions to the consummation of the merger have been satisfied.

2. On June 12, 2013, following a lengthy negotiation, Cooper and Apollo entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Apollo, India’s largest tire manufacturer, agreed among other things to acquire Cooper for $35 in cash per share of Cooper common stock (the “Merger”). A copy of the Merger Agreement is attached hereto as Exhibit A. The total value of the deal is approximately $2.5 billion. The transaction represents a 40% premium to Cooper’s 30-day volume-weighted average share price prior to June 12. In addition to that substantial benefit for Cooper’s stockholders, consummation of the Merger would make Cooper, which is now the eleventh-largest tire company in the world by sales, part of the seventh-largest tire company in the world, with a strong presence in high-growth end-markets across four continents. On the other hand, Cooper and its stockholders would be substantially injured by Apollo’s willful and wrongful refusal to consummate the Merger.

3. Apollo aggressively pursued a merger with Cooper over an extended period of time. Cooper entered into the Merger Agreement only after considering possible transactions with other potential acquirers, and after Apollo, among other things, submitted a proposal that was superior to the others; agreed that the closing of the Merger would not be conditioned on obtaining debt financing and that the financing used to fund the Merger would be fully committed with only limited conditions precedent to funding (all of which have been satisfied); agreed to a reverse break-up fee of $112.5 million; and further agreed to a limited number of conditions precedent to closing that are highly favorable to Cooper.1 The linchpin of the negotiations, and the core of the Merger Agreement, was that Cooper would take virtually no non-consummation risk. Other than the lack of an agreement between Apollo and the USW, which is the result of Apollo’s own contract breach, nothing has happened that gives Apollo the right to avoid closing the Merger.

4. One of the primary benefits to Cooper and its shareholders under the final Merger Agreement is that financing and operational risks to closing are minimized. Among other things, Cooper and Apollo contemplated that Cooper’s labor unions and joint venture partners might have a negative reaction to the announcement of the Merger.

5. Eager to reach a deal to acquire Cooper, Apollo agreed that the Merger Agreement’s definition of a “Material Adverse Effect”—the occurrence of which could prevent a closing—would not include any event attributable to the Merger Agreement or its announcement,

[1]	During negotiations with Apollo, Cooper also considered transaction proposals from other potential acquirers, but all were substantially inferior to Apollo’s proposal.

including the impact thereof on Cooper’s labor unions and partners. (See Merger Agreement § 10.2.) Apollo was well aware of the potential significance of that risk allocation. Apollo had learned during its due diligence that potential issues might arise with Cooper’s joint venture partner in China, Chengshan Group Company Limited (“Chengshan Group”). Indeed, as part of the due diligence process, representatives of Apollo met in China with Chengshan Group’s Chairman on May 15, 2013. Those representatives conveyed to Cooper that they understood that Chengshan Group wanted to be compensated in some way if a merger transaction between Cooper and Apollo were to occur. Apollo also learned in due diligence about Cooper’s historical relationship with its domestic labor unions, reviewed the existing agreements, and understood that those unions might also respond negatively by, among other things, seeking to enforce the successorship provisions in their respective collective bargaining agreements. In fact, during the negotiations over the terms of the Merger Agreement, Cooper specifically disclosed to Apollo, as reflected in Section 3.3(b) of the Company Disclosure Letter, that in historical litigation the United Steelworkers have taken the position that successorship provisions similar to the successorship provisions in Cooper’s collective bargaining agreements provided the labor union with the right to negotiate a new collective bargaining agreement upon a change of control of the counter-party to the extant collective bargaining agreement (prior to the sale).

6. As far as closing the transaction, Section 6.3(a) of the Merger Agreement obligated both Cooper and Apollo, among other things, to “use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the [Merger].” That obligation includes the duty to “tak[e] all reasonable actions necessary to obtain (and to cooperate with [Cooper] in obtaining) any consent … by … any third party … required to be obtained or made by [Apollo or Cooper] in connection with the Transactions or the taking of any action contemplated by th[e] [Merger] Agreement.” As discussed herein, Apollo’s conduct in connection with the USW agreement constitutes a material breach of its reasonable-best-efforts and cooperation obligations.

7. Almost immediately after the Merger Agreement was announced, Apollo showed signs of buyer’s remorse. Analysts immediately criticized Apollo for agreeing to take on too much debt for the transaction, and having overpaid to acquire Cooper. On June 13, 2013, the day after the announcement, the price of Apollo’s stock, which is traded on the National Stock Exchange of India and the Bombay Stock Exchange, dropped from the previous day’s close of 92.00INR to 68.60INR per share. By the close of trading on June 28, Apollo’s stock price had bottomed out at 56.50INR per share—a 39% decline from its pre-announcement price. As a result, the Kanwar family, which manages Apollo and owns approximately 43% of its stock, experienced a massive decline in its net worth and thus had a motivation to find an escape hatch from the deal.

8. Another important event occurred after the June 12 Merger announcement that gave Apollo further motive to attempt to back out of the transaction or to seek leverage for substantially renegotiating its terms. Specifically, issues arose immediately at Cooper Chengshan (Shandong) Tire Company, Ltd. (“CCT”), Cooper’s joint venture in China, in which Cooper has a 65% ownership stake. CCT is a significant part of Cooper’s business, presents an avenue for Apollo to enter the lucrative tire market in China, and was an important reason that Apollo pursued a deal with Cooper. But CCT’s labor union reacted negatively to the deal. On June 18, 2013, the CCT union, with the encouragement of Chengshan Group (Cooper’s joint venture partner), sent an open letter to all Cooper employees criticizing the deal, and then began a general strike on June 21. The CCT labor union has since allowed CCT to resume limited production at the manufacturing facility, but has refused to produce Cooper-branded tires, blocked certain Cooper-appointed managers from accessing CCT’s facility, barred Cooper from obtaining certain of CCT’s business and financial records, and is preventing CCT from inputting certain financial data into computer systems to which Cooper has remote access. Cooper’s joint venture partner, Chengshan Group, also reacted negatively to the deal, arguing that the Merger Agreement does not protect CCT’s employees, would not result in sufficient investments in CCT’s facility, and would saddle the merged company with too much debt. Apollo has been heavily involved in Cooper’s strategy and decision-making with respect to CCT. Importantly, while the continuing disruption at CCT places in jeopardy one of Apollo’s rationales for the Merger, it does not—and cannot—constitute a Material Adverse Effect under the Merger Agreement because those circumstances are attributable to the Merger. (See Merger Agreement § 10.2 (definition of “Material Adverse Effect”).) Indeed, Chengshan Group and CCT’s union have repeatedly acknowledged in public statements that their conduct is a direct response to the Merger. Moreover, Apollo itself has acknowledged in communications to both Chengshan Group and the mayor of Rongcheng (where CCT is located) that the CCT disruption cannot prevent the consummation of the Merger.

9. As a result of the market’s adverse reaction to the Merger (from Apollo’s perspective) and the disruption at CCT, and knowing full well that those events alone would not excuse its consummation of the Merger, Apollo began looking for other ways to avoid or at least delay the transaction. Several days before the agreed-upon August 30, 2013 deadline for Cooper to file its definitive proxy statement with the U.S. Securities Exchange Commission (the “SEC”) and mail it to Cooper stockholders, Apollo asked Cooper to put those actions on hold for several weeks despite the parties’ agreement to consummate the merger “in the most expeditious manner possible.” Cooper, however, declined to throw the deal off its agreed-upon track. Then, on September 5, after Cooper had mailed the proxy statement and two days after Cooper informed Apollo that the 20-Business Day “Marketing Period” under the Merger Agreement had begun, Apollo’s financial advisor conveyed to Cooper a request by Apollo to delay the scheduled October 4 closing. Later that day, Apollo erroneously took the position in a letter to Cooper that the Marketing Period had not commenced because Cooper had not delivered “Required Information” that was “Compliant.” Because the Merger cannot close until three Business Days after the final day of the Marketing Period (Merger Agreement § 1.2), Apollo’s assertion that the Marketing Period had not begun was part of a strategy to prevent the closing from occurring.

10. The definition of “Marketing Period” in Section 10.2 of the Merger Agreement provides that, if Apollo reasonably believed in good faith that Cooper had not delivered the Required Information or that the Required Information is not Compliant, then Apollo was required to deliver a written notice to Cooper “stating with specificity which Required Information [Cooper] ha[d] not delivered or [wa]s not Compliant.” Although Apollo purported to send such a notice on September 5, 2013, it did not, and has never been able to, state with specificity what Required Information Cooper had not delivered or was not Compliant. Rather, Apollo’s September 5 letter instead made vague references to needing an “updated business plan” to address the CCT situation and Cooper’s recent second-quarter operating results.

11. On September 13, 2013, an event occurred that provided Apollo with a new excuse to try to prevent the Merger from closing. After the announcement of the Merger, on August 1, 2013, the USW, which represents employees at Cooper plants in Findlay, Ohio and Texarkana, Arkansas, had filed grievances alleging that Cooper violated the successorship provisions of the collective bargaining agreements for each of those plants by entering into the Merger Agreement. As with CCT, Apollo was heavily involved in Cooper’s strategy and negotiations with respect to the USW dispute. Cooper (with Apollo’s knowledge and consent) and the USW agreed to binding arbitration of the dispute (the “USW Arbitration”). And on September 13, 2013, the arbitrator issued his decision (which was dated September 12). Unexpectedly, the arbitrator ruled in favor of the USW, and ordered Cooper not to sell or transfer the Texarkana and Findlay plants—i.e., not to close the Merger—unless and until the USW entered into new agreements with Apollo (or, more specifically, Dutch Holdco) that recognize the USW as the bargaining agent and that establish the terms and conditions of employment to be effective as of the closing of the Merger. The USW Arbitration decision explicitly provides that Dutch Holdco “need not replace Cooper as a signatory to the Texarkana and Findlay CBAs, but [Dutch Holdco] should co-sign, signifying its approval.” The decision also states that “[t]he sensible next step would be for Cooper, on its own behalf and as the authorized representative of [Dutch Holdco], to reopen negotiations with [the USW] in order to achieve the agreement[.]”

12. The arbitrator’s decision finally provided Apollo with the pretext it was looking for to avoid the Merger. Whereas the negative market reaction and the CCT disruption could not prevent consummation of the deal, Apollo could now seek to prevent a closing by avoiding compliance with the arbitrator’s decision. Doing so, however, would be in direct contravention of Apollo’s obligations to “use [its] reasonable best efforts … to consummate and make effective [the Merger] in the most expeditious manner possible,” and to cooperate with Cooper in obtaining the USW’s consent to the Merger.

13. Immediately after the USW Arbitration decision, Apollo took the position that the decision rendered the Required Information that Cooper had previously delivered to Apollo not

Compliant, and that the Marketing Period therefore would have to start over once a new agreement with the USW was reached. Despite repeated requests, however, neither Apollo nor its representatives has ever been able to explain how the USW Arbitration decision rendered any Required Information not Compliant. Apollo also took the position that it could not feasibly market the debt financing for the Merger unless the USW issue was resolved. That, however, was irrelevant, as the financing documents provide for a bridge-to-bond facility that requires Apollo to draw on a bridge loan if it could not accomplish a bond offering. Apollo was simply looking for excuses to prevent a closing.

14. Given that context, and with Cooper’s stockholder meeting scheduled for September 30 and the Merger scheduled to close on October 4, Cooper anticipated that Apollo likely would attempt to use the USW Arbitration decision as a means to hold up the closing. Cooper thus immediately took steps after the September 13 decision to schedule negotiations among the USW, Cooper, and Apollo, in accordance with the USW Arbitration decision, so that an accord between them could be reached as soon as possible.

15. For example, Cooper met with Apollo on September 17 to discuss, among other things, a negotiation strategy for dealing with the USW. Cooper had advised Apollo as to the issues and USW proposals that Apollo should be prepared to discuss at that meeting. But when the September 17 meeting started, however, the very first issue that Apollo wanted to discuss was not a negotiating strategy, but rather the prospect that the Merger consideration might need to be renegotiated to account for, among other things, the incremental costs associated with any new agreement with the USW—even though those costs were associated with risks that were specifically allocated to Apollo in the Merger Agreement. Further, despite the statement in the USW Arbitration decision that Cooper may take the lead in the negotiations with the USW, Apollo insisted that its own representatives take the lead.

16. Formal negotiations with the USW occurred on September 19 and 20, 2013. During those meetings, Apollo made virtually no effort to reach an agreement with the USW. Apollo was unwilling to allow a single written proposal to be presented to the USW other than a labor management committee proposal that had been prepared by Cooper, and beyond that made only a few, sometimes incomplete verbal proposals concerning only some of the issues raised by the USW. Apollo was unwilling even to discuss potential concepts for other proposals to the USW, despite telling the USW that it had some ideas in mind. The USW left the meetings frustrated by Apollo’s unwillingness to engage in any substantive dialogue. Representatives of the USW have said that they are willing to negotiate around the clock until a deal is reached. They have also said that a reasonable deal could be reached quickly.

17. Apollo again took the position with Cooper that any agreement with the USW that had a financial impact would require a renegotiation of the $35-per-share consideration for the Merger. On the afternoon of September 20, Apollo’s representatives left the bargaining table, and claimed that, for scheduling reasons, they would be unable to resume negotiations until September 30, which was the date that Cooper had scheduled to conduct its stockholder meeting regarding the Merger. Apollo’s counsel also took the position with Cooper that, contrary to its contractual duty to use reasonable best efforts to consummate the Merger in the most expeditious manner possible, Apollo was under no obligation to reach an agreement with the USW until December 31, 2013, which was the outside “drop dead” date after which a non-breaching party is free to terminate the Merger Agreement without penalty.

18. When Cooper insisted that Apollo return to the negotiations on Monday, September 23, Apollo’s counsel suddenly claimed on the morning of the 23rd that it required Cooper to answer a list of seventeen questions before Apollo could formulate its own proposal to the USW. All of those questions, however, asked for information that Apollo had already obtained, or had an opportunity to obtain, during the due diligence process. For instance, one question asked Cooper to state the “[t]otal number of [passenger car/light truck] Tires sold in North America in last 5 years incl[uding] in 2008.” Another asked for “[m]aintenance cap[ital] ex[penditures] at [Cooper’s] Findlay and Texarcana [sic] [plants] over the last 5 years.” Yet another asked for “Findlay and Texarcana [sic] production for last 3 years by tire size and brand.” Apollo’s questions were not posed in good faith, could have been posed long ago if the answers were genuinely necessary, and were designed simply as an excuse for further delay.

19. Cooper nonetheless answered all of Apollo’s questions almost immediately, eliminating Apollo’s excuse for the negotiating hiatus. Apollo was therefore forced to return to the bargaining table with the USW on September 25, but still refused to negotiate reasonably or with any expediency. Apollo employees appeared at the meeting, but did not bring its labor counsel. Moreover, in direct violation of Apollo’s contractual obligation under Section 6.3(a) of the Merger Agreement to cooperate with Cooper, not to mention the provisions of the USW Arbitration decision instructing that Cooper be involved in the negotiations, Apollo did not invite or allow Cooper to attend the negotiations. Indeed, Apollo did not even inform Cooper about the existence of the negotiations, much less their substance, and Cooper only learned about them through an off-handed comment by Apollo’s Vice Chairman during a call with Cooper’s CEO.

20. By the evening of September 26, after Cooper learned that Apollo had put the negotiations with the USW on hold yet again until the following week, it became apparent beyond doubt that Apollo was not proceeding in good faith, much less in the most expeditious manner possible, but was instead purposely attempting to draw out the negotiations in order to avoid an agreement with the USW and prevent the Merger from closing. The next morning, Apollo’s Vice Chairman told Cooper’s CEO during a telephone conversation, in substance, that if Cooper were to proceed with its stockholder meeting at $35 per share, then the transaction would not close. Thereafter, Apollo sent Cooper—for the first time—a proposal for reaching an accord with the USW, but told Cooper that the proposal was contingent on Cooper’s agreement to reduce the Merger price by $2.50 per share.

21. Unwilling to accede to Apollo’s thinly-veiled threat to hold up closing unless Cooper were to agree to a price reduction, Cooper demanded that Apollo immediately resume negotiations with the USW, and notified Apollo that its continued refusal to proceed in as expeditious a manner as possible to reach an agreement with the USW, in time for the Merger to close as scheduled on October 4, constituted a material breach of its obligations under the Merger Agreement. Apollo, however, did not change its course of conduct, and made no reasonable effort to act expeditiously. Instead, it waited until October 1 to resume negotiations with the USW. And when it did, it again barred Cooper’s representatives from attending those negotiations, in breach of its obligations to cooperate with Cooper, even though the USW expressly told Apollo that it preferred Cooper’s attendance. Apollo also refused even to share with Cooper the content of its discussions with the USW, including any proposals made by Apollo or the USW. As the USW Arbitration decision recognizes, Cooper’s representatives, with their long working relationship with the USW and knowledge of the industry, were in the best position to facilitate the negotiation of an agreement between the USW and Apollo. Apollo’s motive in refusing to allow Cooper to take any role in the negotiations, much less the role envisioned by the USW Arbitration decision, was to prevent an accord with the USW.

22. Apollo’s intentional failure to reach an agreement with the USW is nothing more than a bad-faith pretext for avoiding consummation of the Merger. Apollo’s conduct has nothing to do with the USW agreements, and everything to do with CCT and its own buyer’s remorse. Apollo knows that, if the CCT disruption continues past mid-November, then Cooper may not be able to provide Apollo’s lenders with certain financial statements for the third quarter of 2013, which is a condition to the lenders’ obligation to fund the financing required for closing the Merger. If those financial statements cannot be provided in mid-November, then the lenders may refuse to fund. Thus, in purposely obstructing an agreement with the USW, Apollo is attempting to delay the closing long enough so that it can shift the risk of resolving the CCT disruption away from itself (as contemplated by the Merger Agreement), and foist that risk entirely on Cooper. And, in the meantime, Apollo is seeking to use that perceived leverage to extract a price decrease from Cooper, or to otherwise escape what it now views as a bad bargain.

23. On September 30, 2013, Cooper’s stockholders approved the Merger overwhelmingly. With the exception of Apollo’s wrongful conduct in failing to reach an accord with the USW, all of the events that needed to occur for the Merger to close (other than those conditions that could only be satisfied at the closing itself) had been satisfied as of that date, such that the closing would have been scheduled for October 4, 2013.

24. On October 3, Apollo’s representatives again informed Cooper that Apollo wanted a price renegotiation, this time suggesting a price reduction far greater than the $2.50 reduction it had earlier proposed, and at one point referencing “$8 or $9” per share. In doing so, Apollo was not just doubling down on its wrongful conduct; it was tripling down (at least).

25. By October 4, Apollo had not reached any agreement with the USW, and the closing did not occur as scheduled.

26. Under the circumstances, Cooper has been left with no choice but to seek this Court’s help. Cooper asks the Court to compel Apollo to enter into an agreement with the USW as expeditiously as possible, which should include requiring Apollo (i) to allow Cooper to take the lead in negotiating with the USW, as contemplated by the USW Arbitration decision; and (ii) to co-sign or otherwise approve any commercially reasonable agreement that Cooper reaches with the USW (which would be consistent not only with the USW Arbitration decision, but also with Apollo’s contractual obligation not to withhold unreasonably its consent to any Material Contract entered into by Cooper). Once such an agreement is reached, Apollo should be compelled to consummate the Merger. Cooper also asks the Court to declare that, but for Apollo’s contract breach in obstructing an agreement with the USW, all closing conditions for the Merger would have been satisfied such that Apollo would have been required to consummate the Merger on October 4, 2013.

THE PARTIES

27. Plaintiff Cooper Tire & Rubber Company is a Delaware corporation with headquarters in Findlay, Ohio. Cooper is a leading manufacturer and marketer of replacement tires. The Company has been incorporated in Delaware since 1930, as the successor to a business originally founded in 1914.

28. Defendant Apollo (Mauritius) Holdings Pvt. Ltd. (“Parent”) is a corporation organized under the laws of the Republic of Maritius.

29. Defendant Apollo Tyres B.V. (“Dutch Holdco”) is a corporation organized under the laws of The Netherlands, and is an indirect wholly owned subsidiary of Parent.

30. Defendant Apollo Acquisition Corp. (“Merger Sub”) is a Delaware corporation that was formed by Dutch Holdco solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the financing related to the Merger. Merger Sub is a wholly-owned subsidiary of Dutch Holdco. Upon completion of the Merger, Merger Sub will cease to exist and Cooper will continue as the surviving corporation.

JURISDICTION

31. Jurisdiction is proper under 10 Del. C. § 341 and because Cooper and Apollo expressly negotiated and agreed that the courts of Delaware would have exclusive jurisdiction over any dispute relating to or arising out of the Merger Agreement or the transactions contemplated by it.

32. Specifically, Section 9.8 of the Merger Agreement provides, in relevant part, that:

[S]ubject to Section 8.2(g) with respect to Financing Sources and Financing Source Parties, each of the parties hereto irrevocably agrees that any legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. (Emphasis added.)

FACTUAL ALLEGATIONS

A.	The Terms of the Merger Agreement

33. The Merger Agreement provides that, upon closing, each Cooper share will be converted into the right to receive $35 in cash, and Merger Sub will be merged with and into Cooper. (Merger Agreement §§ 1.1, 2.1.)

34. The Merger Agreement also provides that a number of events must occur before Apollo is required to close the transaction. Cooper’s stockholders must have approved the Merger (id. § 7.1(a)); all government approvals must have been obtained (id. § 7.1(b)); there must not be any order in effect that enjoins the closing (id. § 7.1(c)); the representations and warranties of Cooper must be true and correct, except where their failure to be true and correct “would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect” (id. § 7.2(a)); no event, state of facts or circumstances shall have occurred “which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect” (id. § 7.2(c)); Cooper must have “in all material respects performed or complied with the covenants and agreements contained in [the Merger] Agreement” (id. § 7.2(b)); and Cooper must have delivered a required Officer’s Certificate (id. § 7.2(d)).

35. A Material Adverse Effect is defined as “any fact, circumstance, event, change, effect or occurrence that (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company, its Subsidiaries and Joint Ventures, taken as a whole, … or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under th[e] [Merger] Agreement or to consummate the Transactions.” (Id. § 10.2.) The definition provides, however, that a material adverse effect under subsection (i) of the definition “will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to,” among other things, “the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions or the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement.” (Id. § 10.2 (emphasis added).)

36. Article VIII of the Merger Agreement contains a termination provision setting forth the circumstances under which one or both parties could walk away from the transaction. One of its provisions is that either Apollo or Cooper may abandon the deal if “the Merger has not been consummated on or before December 31, 2013” (referred to as the “Outside Date”), unless the party seeking to walk away has materially breached the Merger Agreement or Financing Documents in a manner that prevented the Merger from closing. (Id. § 8.1(b)(i).)

37. Notwithstanding the Outside Date, Section 6.3(a) of the Merger Agreement expressly requires both Cooper and Apollo to use their “reasonable best efforts” to consummate the Merger “in the most expeditious manner possible,” requires Apollo to cooperate with Cooper in obtaining any third-party consent necessary for consummating the Merger, and prohibits both parties from taking any action that would cause a material delay in obtaining all approvals necessary to close:

Prior to the Closing, the Parent Parties and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, … required to be obtained or made by the Parent Parties, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. (Emphasis added.)

38. The only exception to Apollo’s obligation to use such reasonable best efforts is prescribed in Section 6.3(e), which provides that, with certain exceptions, neither party need take any action that “would or would reasonably be expected to result in or be a Burdensome Condition.” The Merger Agreement sets a high bar for asserting a Burdensome Condition, defining it as any action “that, individually or in the aggregate with all other such actions, would reasonably be expected to result in any sale, divestiture, hold separate arrangement or other disposition of business, product lines or assets of the Company and its Subsidiaries, or Parent and its Affiliates, if such business or assets, in the aggregate, together generated (directly or indirectly), revenues of more than $150,000,000 reported for the twelve month period ended December 31, 2012 calculated in accordance with GAAP.”

39. Additionally, Section 5.1(a) of the Merger Agreement provides that, although Cooper would need to obtain Apollo’s written consent in order to enter into any Material Contract, that “consent shall not be unreasonably withheld, conditioned or delayed.” (Id. § 5.1(a)(ix) (emphasis added).)

40. Beyond the Merger Agreement’s conditions precedent to closing, it also contains provisions regarding Apollo’s financing of the Merger. Cooper and Apollo both agreed, and the Merger Agreement provides, that Apollo would fund the Merger through a combination of debt and equity financing. The debt financing would be provided pursuant to a Commitment Letter from affiliates of Morgan Stanley, Deutsche Bank, Goldman Sachs, and Standard Chartered Bank (collectively the “Financing Sources”). (See generally id. § 6.11.)

41. Under the Commitment Letter, the Financing Sources committed to provide debt financing of $2.375 billion, consisting of a $500 million asset-based revolving credit facility ($200 million of which could be used to finance the Merger and related transaction costs) and a $1.875 billion senior secured bridge-to-bond facility.2 In accordance with the bridge-to-bond facility, the Financing Sources must arrange for the issuance, either by private placement or underwritten public sale, of $1.875 billion of first lien secured notes. If and to the extent that the Financing Sources are unable to accomplish the issuance of that principal amount of notes on or before the closing date of the Merger, the Financing Sources must fund a bridge loan under a senior secured bridge facility in an aggregate principal amount equal to $1.875 billion, less the principal amount of notes issued on or before the closing date. This financing arrangement was negotiated so that, as long as the conditions to Apollo’s obligation to close were satisfied, along with certain other customary conditions, then the Financing Sources were required to fund the financing for the closing, regardless of whether Apollo and its advisors are able to successfully market the notes contemplated by the bridge-to-bond facility. Even if the notes could not successfully be marketed, the bridge must be funded in any event.

[2]	Because of third-party confidentiality concerns, Cooper has not attached the Commitment Letter to this Verified Complaint, but will otherwise include that document in the record once an appropriate protective order is entered.

42. Nonetheless, that committed financing is available only through December 31, 2013. Additionally, as a customary condition to such debt financing, the Financing Sources may refuse to fund even the bridge facility unless Cooper delivers “within 45 days after the end of each fiscal quarter … unaudited consolidated balance sheets and related statements of income and cash flows of [Cooper] for such fiscal quarter, for the period elapsed from the beginning of the fiscal year referenced above to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (with respect to which the independent auditors shall have performed an SAS 100 review).” (Commitment Letter, pp. D-1 to D-2.) That 45-day provision establishes mid-November as Cooper’s deadline for delivering its SAS-100-reviewed results for the third quarter of 2013.

43. For the equity portion of the aggregate funds needed to finance the Merger, Apollo (more specifically, Parent) entered into a Facilities Agreement under which Standard Chartered Bank agreed to lend Parent $450 million.3 Parent’s obligations under it are guaranteed by Apollo Tyres Coöperatief U.A. and Apollo Tyres Ltd. (of which Parent is a wholly-owned subsidiary). The obligations of Standard Chartered Bank under the Facilities Agreement are subject to certain customary conditions that are highly favorable to Cooper. Indeed, as Cooper noted in its definitive proxy statement regarding the Merger, dated August 30, 2013 (the “Proxy Statement,” a copy of which is attached hereto as Exhibit B), substantially all of those conditions, “other than those conditions which by their nature will be satisfied at the closing of the merger, have been satisfied or have been completed and will be deemed satisfied when finally delivered at the closing[.]” (Proxy Statement at 63.)

[3]	As with the Commitment Letter, Cooper has not attached the Facilities Agreement due to third-party confidentiality concerns.

44. Under Section 6.11(a) of the Merger Agreement, Apollo is required to use its “reasonable best efforts to take (or cause to be taken) all action and to do (or cause to be done) all things, necessary, proper or advisable to obtain the Financing contemplated by the Financing Documents, including”:

… consummating the Financing contemplated by the Financing Documents at or prior to the Closing, … fully enforcing the obligations of the other parties to the Financing Documents or the Financing Definitive Agreements (and the rights of the Parent Parties), including (at the request of the Company) by filing one or more lawsuits against the other parties to the Financing Documents or the Financing Definitive Agreements to fully enforce the obligations of the other parties to the Financing Documents or the Financing Definitive Agreements (and the rights of the Parent Parties); … [and] complying in all material respects with its covenants and other obligations under the Financing Documents.

45. Similarly, Cooper is obligated to use “reasonable best efforts” to provide Apollo with “all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing or any permitted replacement, amended, modified or alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries).” (Merger Agreement § 6.11(e).) As part of that obligation, Cooper was required, among other things, to use reasonable best efforts to provide Apollo as promptly as practicable the “Required Information,” which is defined as:

(A) financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the Financing (other than historical information relating to the Company and its Subsidiaries and forward looking information regarding the Company and its Subsidiaries otherwise required by applicable Law)) and

(B) information relating to the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages (including customary confidential information, memoranda, offering circulars or prospectuses) regarding the business, operations and business plan or budget of the Company and its Subsidiaries) customary for the placement, arrangement and/or syndication of loans as contemplated by the Financing Documents, to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans; provided, that any memoranda or prospectuses need not be issued by the Company or any of its Affiliates[.]

(Id. § 6.11(e)(i).)

46. The Merger Agreement provides for a 20-Business Day “Marketing Period,” during which Apollo and its advisors would have the opportunity to market the notes contemplated by the bridge-to-bond facility. The Marketing Period begins after Cooper’s mailing of the Proxy Statement, and upon Cooper’s delivery to Apollo of Required Information that is “Compliant.” (Id. § 10.2 (definition of “Marketing Period”).) “Compliant” means that:

(a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Required Information, in the context in which they were made, not misleading;

(b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or Compensation Disclosure and Analysis required by Regulation SK Item 402(b));

(c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information;

(d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period; and

(e) the financial statements in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on or before the last day of the Marketing Period.

(Id. § 10.2 (definition of “Compliant”).)

47. Once Cooper in good faith reasonably believes that it has delivered to Apollo the Required Information that is Compliant, the Merger Agreement provides that Cooper may deliver to Apollo a written notice to that effect. (Id. (definition of “Marketing Period”).) The Marketing Period then lasts, with certain exceptions, for twenty consecutive Business Days after the date of such notice. (Id.) If, however, “[Apollo] in good faith reasonably believes [Cooper] has not completed the delivery of the Required Information or that the Required Information is not Compliant at the time such notice is given and, within three Business Days after the delivery of such notice by [Cooper], delivers a written notice to [Cooper] to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant),” then the Marketing Period is deemed not to have begun. (Id. (emphasis added).) The Marketing Period would also be deemed not to have commenced if, prior to the end of the 20 Business Day period, “[Cooper] shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration.” (Id.) Likewise, the Marketing Period would be deemed not to have begun if “the Required Information would not be Compliant at any time during such 20 Business Day period, in which case a new 20 Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant[.]” (Id.)

48. The commencement and completion of the Marketing Period impacts the parties’ ability to consummate the Merger. Under Section 1.2 of the Merger Agreement, the closing “shall take place at 10:00 a.m. on the fourth Business Day after the satisfaction or waiver of all of the conditions … set forth in ARTICLE VII.” If the Marketing Period has not ended by the time the Article VII closing conditions have been satisfied, then the closing cannot occur until at least “three (3) Business Days after the final day of the Marketing Period”:

[I]if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VII … , then, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII at such time, the Closing shall occur instead on the earlier of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to [Cooper] and (b) three (3) Business Days after the final day of the Marketing Period.

(Id. § 1.2.)

49. The Merger Agreement also makes clear that Apollo cannot refuse to consummate the Merger on the ground that a closing condition has not occurred if Apollo has breached the Merger Agreement or the Financing Documents in a manner that prevented the condition from occurring:

Frustration of Closing Conditions. None of the Parent Parties nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s breach of its obligations under this Agreement or, in the case of the Parent Parties, the Financing Documents.

(Id. § 7.4 (emphasis added).)

50. Section 9.10 of the Merger Agreement expressly contemplates that Apollo’s failure to satisfy its obligations under the Merger Agreement would cause irreparable harm to Cooper, and that specific performance and injunctive relief would be available to remedy any such breaches:

The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. … Subject to the foregoing [Apollo] hereby agree[s] not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by [Apollo], and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of [Apollo] under this Agreement.

51. Section 9.10 further provides that Apollo may be compelled to consummate the Merger if the conditions to closing and funding have been satisfied:

[T]he Company may seek specific performance of the Parent Parties’ obligations to consummate the Merger if and only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which conditions, at the time that the Company seeks such specific performance pursuant to this Section 9.10, are capable of being satisfied if the Closing were to occur at such time), (ii) the Mauritius Financing has been drawn down and funded or will be drawn down and funded at the Closing if the Committed Financing is funded at the Closing and (iii) the Committed Financing (or, if Alternative Financing is being used in accordance with Section 6.11, financing pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Mauritius Financing is funded at the Closing.

B.	Cooper’s Negotiations With Apollo Prior to the Execution of the Merger Agreement

52. As described in the Proxy Statement, after Apollo expressed interest in an acquisition, Cooper and its advisors had contact with other potential strategic parties that expressed interest in pursuing a possible business combination or strategic transaction. (Proxy Statement at 24-32.) But Apollo’s offer of $35 per share in cash, and the 40% premium it offered Cooper’s stockholders, coupled with the financing and limited closing conditions, was the most favorable option that Cooper had available.

53. Apollo’s initial offer to acquire Cooper, made on August 11, 2012, was at just $22.75 per share. (Id. at 24.) After Cooper informed Apollo that the proposal was inadequate, Apollo revised its offer to a range of $25 to $26 per share on September 5, 2012. (Id.) That offer was also rejected by Cooper, after which Apollo revised its offer yet again to $33 per share on January 30, 2013. (Id. at 24-25.) Cooper subsequently caused Apollo to increase its offer to $33.75 on March 19, 2013, and then to $35 per share on April 4. (Id. at 26-27.)

C.	The Market’s Reaction to the Announcement of the Merger

54. As soon as the Merger was announced on June 12, 2013, Apollo’s investors reacted negatively. As noted, its stock price plunged by 39% over the following days. On June 13 alone, Apollo experienced a 25% stock plunge, its largest drop in more than two decades.

55. Research analysts at Emkay Global Financial Services Ltd. wrote that week in a report that “[w]e see this as a risky acquisition as the management would have little room for error given the high leverage, very little synergy benefits and the poor demand environment currently.” Another research analyst at Prabhudas Lilladher Pvt. Ltd., an Indian brokerage, stated that “[w]e are concerned about the huge debt burden which could strain the balance sheet of the combined entity,” and “we believe Apollo might have bitten more than what it could chew.” Several analysts also downgraded Apollo’s long-term credit rating on its bank facilities and other debt programs.

D.	The Disruptions at CCT

56. In China, the response of Chengshan Group (which had expressed interest in acquiring Cooper) and CCT’s labor union to the Merger also has caused Apollo to lose interest in the deal. CCT is a joint venture between Chengshan Group and a wholly-owned subsidiary of Cooper. Through that subsidiary, Cooper owns a 65% stake in CCT, while Chengshan Group owns the remaining 35%.

57. The reaction by CCT’s labor union was virtually immediate and negative. On June 18, 2013, the union sent an open letter to all Cooper employees criticizing the Merger as too highly-leveraged, and questioning Cooper’s ability to meet the needs of its workers and customers in light of such new debt. A copy of that letter is attached hereto as Exhibit C.

58. Then on June 21, CCT’s union employees, with the encouragement of Chengshan Group, commenced a general labor strike. The union returned to work on June 28 after meeting with representatives of Cooper, but continued to oppose the deal.

59. From the moment CCT became an issue, Cooper involved Apollo in its decision-making. Indeed, Apollo wanted to take the lead in determining Cooper’s initial strategy regarding CCT, and Cooper deferred to Apollo’s wishes. On July 1, 2013, Cooper met with representatives of Apollo to discuss the situation at CCT. At that meeting, Apollo informed Cooper of its belief that Chengshan Group, whose Chairman is highly influential in the region in which CCT is located, had been orchestrating the strike. In fact, Apollo had good reason to believe that Chengshan Group would react negatively to the Merger. As part of the due diligence process, Apollo’s representatives met with Chengshan Group’s Chairman on May 15, 2013. Those representatives conveyed to Cooper that they understood that Chengshan Group expected to be compensated as part of any transaction between Apollo and Cooper. Apollo knew that no such compensation was included in the Merger Agreement.

60. Apollo instructed Cooper at the July 1 meeting to inform Chengshan Group’s Chairman that Apollo wanted to meet with him again, but that Apollo would do so only after the closing. Apollo also instructed Cooper’s CEO to meet with Chengshan Group’s Chairman in

China the following week and tell him that neither Cooper nor Apollo had anything of substance to offer him other than wanting to help bridge the relationship between Apollo and Chengshan Group.

61. Cooper representatives met with Chengshan Group’s Chairman on July 10, and conveyed the message that Apollo wanted Cooper to send. Within days, however, it became clear that Apollo’s strategy did not achieve its desired outcome.

62. On July 11, CCT’s union sent a letter to Standard Chartered Bank, one of banks providing financing for the Merger, asking that it reconsider its participation given supposed “significant reputational risks to your bank amid such complex situation!” A copy of that letter is attached as Exhibit D.

63. On July 12, 2013, the CCT union sent a second open letter to Cooper’s employees, continuing its criticism of the deal. A copy is attached hereto as Exhibit E. That same day, the labor union also placed a paid advertisement in The Wall Street Journal, calling the deal into question not only because of “Excessive Debt,” but also questioning “who can guarantee the success of integration between Chinese culture and Indian culture?” and claiming that the merger did not comply with Chinese law. A copy of the advertisement is attached as Exhibit F. Also on or about July 12, the CCT union resumed its general labor strike, shutting down CCT’s production facility.

64. Then, on July 13, Chengshan Group sent a public letter to all CCT employees informing them that it had met with Cooper but failed to convince it to terminate the Merger. A copy of that letter is attached as Exhibit G.

65. On July 17 and 18, representatives of Cooper attempted to remove from CCT’s production facility certain tire molds belonging to CCT’s Chinese customers, but union employees prevented them from doing so.

66. Thereafter, on July 31, several press articles reported that representatives of Chengshan Group had acknowledged in interviews that Chengshan Group opposed the Merger, and that it was exploring a potential acquisition of CCT. Cooper, for its part, was never willing to sell its stake in CCT to Chengshan Group.

67. On or about August 17, after CCT’s customers began to pressure Chengshan Group to resume manufacturing tires, CCT’s union employees returned to work on a limited basis. Although the union has resumed some production of tires for customers in China, it has refused to produce any Cooper-branded tires. Further, the union has been seeking to disrupt the Merger by physically barring certain Cooper-appointed managers from accessing CCT’s facility or from obtaining certain of CCT’s financial books and records, and has prevented CCT from entering certain operating and financial data into CCT’s computer systems, thereby limiting Cooper’s access. Those actions have prevented Cooper, despite its reasonable best efforts, from obtaining full financial results for CCT for August and September and from providing Apollo and its advisors with access to those records. Apollo has fully acknowledged, in an email in late September 2013 (attached hereto as Exhibit H), Cooper’s lack of access to the CCT facility, and has conceded that, under the Merger Agreement, Cooper is only obligated to provide Apollo with those CCT records that Cooper has available. For purposes of the debt financing, however, the Commitment Letter provides that the Financing Sources may refuse to fund at the closing unless Cooper is able to provide the Financing Sources, by mid-November, with certain SAS-100-reviewed financial records. Without access to CCT’s financial records, that condition to funding may not be satisfied.

68. Throughout June, July, and August, Cooper continued to consult and coordinate regularly with Apollo regarding the CCT issue. For example, Cooper’s executives held two in-person meetings regarding the CCT strike with Apollo and its advisors—in New York on July 30, and in London on August 12. Cooper’s executives and advisors also corresponded with Apollo and its advisors about CCT, both by email and phone, multiple times a week and often multiple times a day.

69. As noted, Cooper’s presence in China through CCT was one of the factors motivating Apollo to enter into the Merger Agreement. China is a lucrative and expanding market for tires, and CCT (along with another facility Cooper operates in a different region of China) would provide Apollo an opportunity to enter that market. Even though the risk of a negative reaction to the Merger by CCT’s union and by Chengshan Group was allocated entirely to Apollo under the Merger Agreement, the prospect of continued disruption at CCT—along with the negative market reaction to the deal—has soured Apollo on the Merger. Indeed, on September 27, Apollo’s Vice Chairman admitted during a telephone conversation with Cooper’s CEO that the disruption at CCT had become a disincentive for Apollo to close the deal at the $35-per share deal price.

70. Apollo realized, of course, that because the CCT disruption is directly attributable to the Merger Agreement, and would never have occurred absent the Merger, it does not constitute a Material Adverse Effect. In fact, Apollo itself sent letters to Chengshan Group and to the mayor of Rongcheng on September 2, 2013 that, based on drafts of those letters that Apollo shared with Cooper, acknowledged that, despite the CCT disruption, “both parties are legally committed, under United States and international laws, to proceed with the merger,” and that “the union’s voice or opposition cannot prevent the merger from going ahead as planned due to legal and commercial reasons.” Drafts of those letters, which Apollo sent to Cooper for its approval, are attached hereto as Exhibits I and J. Nonetheless, Apollo also realized that, if Cooper were unable to obtain access to CCT’s financial records, then it may not be able to provide the Financing Sources by mid-November with the necessary SAS-100-reviewed financial statements for the third quarter of 2013, which is a condition precedent to the Financing Sources’ obligation under the Commitment Letter to provide funds at the closing. Thus, Apollo knew that, if it could delay the consummation of the Merger long enough—through mid-November—then the risk of not resolving the CCT issue could be shifted entirely onto Cooper, which is exactly the opposite of where the Merger Agreement allocates that risk.

71. Apollo thus began to look for some other pretext for seeking to escape what it now perceives as a bad deal, either by delaying the closing long enough so that the risk relating to CCT shifts to Cooper, or by obtaining leverage to renegotiate the Merger consideration downward.

E.	The USW Grievances and Arbitration

72. As contemplated by the Merger Agreement, Cooper’s domestic labor unions also reacted negatively to the Merger announcement. On August 1, 2013, the USW, representing employees at Cooper’s Findlay and Texarkana plants, filed grievances alleging that, in entering into the Merger Agreement, Cooper had violated its collective bargaining agreements for each of those plants. Specifically, the USW asserted that the Merger Agreement contemplated the “sale” of the Findlay and Texarkana plants within the meaning of the collective bargaining agreements, and that Cooper had violated those collective bargaining agreements by entering into the Merger without the plants’ buyer, Apollo, having (1) agreed to recognize the USW as the bargaining unit, and (2) entered into an agreement establishing the terms and conditions of employment at those plants. (A copy of the USW’s grievances are attached hereto as Exhibit K.) Because the USW’s grievances are directly attributable to the Merger, they could not constitute a Material Adverse Effect.

73. Further, the grievances were entirely expected by both Apollo and Cooper before entering into the Merger Agreement. During Apollo’s extensive due diligence process, the parties had several discussions regarding the USW and its likely reaction to the Merger. Cooper informed Apollo of it historical, tumultuous relationship with the USW as well as the anticipated response from the USW—namely, that it likely would challenge the Merger under the successorship provisions of the collective bargaining agreements. Not only did Section 3.3(b) of Cooper’s Disclosure Letter disclose to Apollo the historical litigation position of the USW in connection with the successorship provisions, but Apollo actually rewrote Cooper’s proposed language of the disclosure because Apollo believed that Cooper’s proposed language could be interpreted as an admission that the USW had a legitimate claim that the Merger implicated the successorship provisions. In connection with these discussions, Apollo and Cooper agreed on a post-signing-to-closing strategy relating to the USW. Specifically, they agreed that, should the USW challenge the Merger under the successorship provisions, Cooper would agree to move such dispute to expedited arbitration. Cooper and Apollo agreed that an arbitration with the USW as soon as possible would lead to the quickest resolution of the dispute, and would also give the parties sufficient time, in the event of an adverse decision, to negotiate a successful resolution with the USW so not to delay the expected closing timeline.

74. As with CCT, Apollo was heavily involved from the very beginning in Cooper’s strategy with respect to the USW dispute. After the announcement of the Merger, the USW made several production requests to Cooper. In responding to these requests, Cooper obtained Apollo’s approval for every item of discovery provided to the USW. Cooper met with the USW on July 8, 2013 to explain the Merger and attempt to dissuade it from filing any grievance. The USW requested Apollo’s presence at the meeting, but Apollo declined. Then, on July 24, 2013, Cooper met with the USW again, this time with Apollo, for the same purpose. Given the continued belief by Apollo and Cooper that the CBAs successorship provisions did not apply to the Merger and that the USW had no legitimate claim, Apollo and Cooper were not willing to offer the USW substantial concessions prior to the arbitration decision.

75. On August 1, 2013, the USW filed its grievances. Along with its grievances, the USW made several proposals to Cooper to settle the dispute, including a proposal on August 1 and a revised proposal on August 2. With the exception of one settlement proposal on August 2 (which was later expanded and clarified slightly in emails to the USW on August 8 and August 23), Apollo and Cooper agreed to oppose the grievances and not attempt to settle them until after they were arbitrated.

76. In accordance with the agreed-upon strategy by Apollo and Cooper before executing the Merger Agreement, Cooper agreed to binding arbitration of the USW grievances. In preparation for arbitration, Cooper provided Apollo a draft pre-hearing brief, which Apollo’s counsel largely re-wrote. In the spirit of cooperation, Cooper substantially acceded to the re-written brief. Cooper and the USW submitted their pre-hearing briefs to the arbitrator on August 26, 2013, and the arbitration hearing was conducted on August 28 and 29. In submitting its brief and preparing for the hearing, Cooper frequently consulted and accepted substantial input from Apollo and its counsel. Indeed, Cooper’s positions in the USW Arbitration were taken either at Apollo’s behest or with its concurrence.

F.	Apollo’s Other Attempts to Avoid a Closing, Including Its Self-Serving Assertions Regarding the Marketing Period

77. On August 2, 2013, in the midst of the CCT disruption and the USW’s filing of its grievances, the SEC unexpectedly granted Cooper clearance to file its definitive Proxy Statement, without any comment. Both Apollo and Cooper had been anticipating the possibility that the SEC might comment on Cooper’s proxy statement, and that finalizing it might take several weeks or months. Although the SEC’s clearance was welcome from Cooper’s perspective, it required Apollo to begin preparing for the start of the Marketing Period, and the closing, much earlier than it had originally anticipated.

78. On August 15—even after it was clear that CCT was going to be an issue—Cooper and Apollo agreed that Cooper would file its definitive Proxy Statement and mail it to stockholders on August 30. (Attached as Exhibit L is an email string memorializing that agreement.) Apollo, however, had a change of heart once it realized that Cooper was in a position to, and intended to, commence the Marketing Period under the Merger Agreement as early as September 3.

79. On August 20, Apollo came up with a new issue: Cooper’s July 2013 operating results, which were lower than expected. Apollo sent a letter to Cooper that day (a copy of which is attached hereto as Exhibit M) professing surprise and “dismay[    ]” at those results, and calling into question “whether we are now confronting a more fundamental structural decline in the business,” and “whether it fundamentally affects the value and finance ability of our transaction.” Cooper responded by letter on August 22 (attached hereto as Exhibit N), noting that, despite its feigned surprise, Apollo had been well aware of Cooper’s profit and revenue figures and the circumstances that drove Cooper’s July results. In actuality, Cooper’s July results were driven by a short-term disruption that has since been correcting itself. It has had no effect on Cooper’s long-term value.

80. On August 27, 2013, Apollo sent an email to Cooper’s CEO (attached hereto as Exhibit O) asking “that Cooper delay the mailing of its proxy by a few weeks.” Apollo’s putative reason was that the parties should take more time to focus their efforts on resolving the CCT issue. Apollo’s email also ominously suggested that “the completion of the Cooper-Apollo transaction may be jeopardized” if Cooper did not agree to a delay.

81. Cooper’s CEO, Roy Armes, responded to Apollo by email on August 29 (attached hereto as Exhibit P). Mr. Armes informed Apollo that Cooper was just as concerned about the CCT issue, and committed to resolving it, as Apollo. Mr. Armes also recounted the efforts that both Cooper and Apollo had already taken to attempt to resolve the issue. Nonetheless, Mr. Armes wrote that the CCT disruption was not an impediment to closing under the Merger Agreement, and was not a valid reason for delaying the mailing of the Proxy Statement. To the contrary, he stated, “[t]he proxy statement makes a compelling case in favor of the transaction, and we think it is important to make that case and continue to move the deal forward.”

82. As planned, Cooper filed and mailed the Proxy Statement on August 30.

83. Then on September 3, Cooper sent a letter to Apollo, pursuant to the Merger Agreement’s definition of Marketing Period, notifying it that Cooper “in good faith believe[d] that it ha[d] provided the Required Information (as defined in the Merger Agreement) and such Required Information [wa]s Compliant (as defined in the Merger Agreement) and ha[d] been Compliant since Friday, August 30, 2013.” A copy of that letter is attached hereto as Exhibit Q. Under the Merger Agreement’s definition of “Marketing Period,” the first day of the 20-Business Day Marketing Period was September 4. (See Merger Agreement § 10.2.)

84. Next, early in the morning of September 5, Apollo’s financial advisor at Greater Pacific Capital sent an email to Cooper’s General Counsel asking Cooper to consider extending the closing date from October 4 to October 10. The reason he gave was that Apollo required more time to attempt to resolve the situation at CCT. A copy of that email is attached as Exhibit R.

85. Later that day, Apollo began a separate effort to force a delay of closing unilaterally. Well aware that the CCT disruptions could not constitute a Material Adverse Effect, Apollo sought to repurpose the CCT issue as an excuse for claiming that the Marketing Period had not commenced.

86. Specifically, Apollo sent a letter to Cooper on September 5 purporting to notify it, pursuant to the Merger Agreement’s definition of Marketing Period, that Apollo “d[id] not believe that [Cooper] ha[d] completed the delivery of Required Information that is Compliant.” (A copy of Apollo’s September 5 letter is attached as Exhibit S.) Apollo’s pretextual letter did not even try to satisfy the basic requirements set forth in the Merger Agreement for such a notice. For example, it did not, as required by the definition of Marketing Period, “stat[e] with specificity which Required Information [Cooper] ha[d] not delivered or [wa]s not Compliant.” Nor did Apollo identify a single item of information—with specificity or otherwise—that Apollo had requested but that Cooper had not provided, or that was not Compliant. Instead, Apollo’s letter referred vaguely to an “updated business plan” with respect to two generalized topics: (1) “the work stoppage at [Cooper’s] joint venture, CCT”; and (2) “the issues [Cooper] has experienced in recent months in North America which recently have come to light.”4 To state the obvious, neither of those subjects identified what specific information Apollo required or that Apollo believed Cooper had not delivered. In any event, if merely requesting an “updated business plan” were sufficient to satisfy the Merger Agreement’s specificity requirement, then Apollo would have a license to delay the Marketing Period indefinitely by doing nothing more than making repeated requests for updated business plans. Nothing in the Merger Agreement permits unlimited delays based on requests for future information.

87. In point of fact, Cooper had provided all Required Information and had made its people and records available to Apollo and its bankers.

88. Cooper responded to Apollo’s letter on September 10. It explained that Apollo’s September 5 notice had failed to satisfy the requirements of the Merger Agreement and that the notice therefore had no effect on the commencement of the Marketing Period. (A copy of Cooper’s September 10 letter is attached as Exhibit T.)

89. On September 12, Apollo sent Cooper another letter continuing to assert that the Marketing Period had not commenced. (That letter is attached hereto as Exhibit U.) Among other things, Apollo noted that Cooper’s CFO had been working on an updated business plan prior to Apollo’s September 5 notice, and contended that such a plan was “Required Information” that Cooper had not yet delivered. Apollo’s argument ignored, however, that Cooper had already provided its five-year business plan to Apollo on August 30, and the only reason it had been working on an update to that plan with Apollo is that Apollo asked Cooper to adjust certain assumptions based on the views of Apollo and its advisors about Cooper’s business. This was a pretext, as Apollo had been in possession of all of the requested data underlying the updated business plan since August 30, which is all that the Merger Agreement called for.

[4]	The second issue apparently related to Cooper’s operating results for the second quarter and July of 2013, which, as noted, did not actually come as any surprise to Apollo.

90. Realizing that its argument relating to the Marketing Period was meritless, Apollo began grasping at straws. Specifically, Apollo’s September 12 letter also raised for the first time a contention that the CCT disruption would prevent a closing for the independent reason that it supposedly prevented Cooper from satisfying its agreement under Section 6.5 of the Merger Agreement to provide Apollo with CCT’s books and records. That was also incorrect. Under Section 6.5, Cooper’s obligation was to provide “reasonable access” to CCT’s books and records. As Apollo was well aware, Chengshan Group and CCT’s labor union, in response to the announcement of the Merger, had physically barred Cooper from obtaining certain of CCT’s records, and it would not have been reasonable for Cooper to put its employees in danger by attempting to obtain that information forcibly. Moreover, Apollo’s reading of Section 6.5 would elevate a provision regarding access to information above the parties’ allocation of deal risk. While the parties expressly acknowledge that the union and JV partner might react negatively to the Merger announcement, and that Apollo would bear the risk pre-closing of any such actions, Apollo’s position would turn that allocation on its head by asserting that it nonetheless had an absolute right to information despite the union and JV partner’s actions at CCT. In any event, as noted, Apollo has since conceded that Cooper is obligated only to provide information about CCT to which it has reasonable access. (See Exhibit H.)

91. On September 13, Cooper responded to Apollo, explaining yet again that Apollo’s assertions were incorrect, and reiterating that it believed all conditions precedent to Apollo’s obligation to close the Merger would be satisfied such that the closing must occur as of October 4. (Cooper’s September 13 letter is attached hereto as Exhibit V.)

92. Apollo understood that its argument regarding the Marketing Period, and its new argument regarding the need for CCT’s books and records, had no merit. Yet Apollo asserted those arguments as a pretext for seeking to delay the closing. By the late afternoon of September 13, however, Apollo no longer needed those arguments. By then, the USW Arbitration decision had been issued, providing Apollo, from its perspective, with a new and more appealing avenue to avoid the Merger.

G.	The USW Arbitration Decision, and Apollo’s New Ground For Avoiding Consummation of the Merger

93. On Friday, September 13, the arbitrator in the USW Arbitration issued a decision sustaining the USW’s grievances. The arbitrator concluded that Apollo did indeed constitute a buyer of the Findlay and Texarkana plants. He therefore ordered Cooper “to refrain from selling or transferring the Texarkana and Findlay plants pursuant to the [Merger Agreement] unless and until the Union has entered into agreements with the buyer, Apollo Tyres B.V., prior to the closing recognizing the Union as the bargaining agent and establishing the terms and conditions of employment to be effective as of the closing date.” The decision provided, however, that “Apollo Tyres B.V. need not replace Cooper as a signatory to the Texarkana and Findlay CBAs, but Apollo Tyres B.V. should co-sign, signifying its approval.” The decision further stated that “[t]he sensible next step would be for Cooper, on its own behalf and as the authorized representative of Apollo Tyres B.V., to reopen negotiations with [the USW] in order to achieve the agreement[.]” (A copy of the decision is attached hereto as Exhibit W.)

94. The USW Arbitration decision offered Apollo exactly what it was looking for. The arbitrator had now imposed a new condition that, as a practical matter, would have to be satisfied for the Merger to close: Apollo would have to reach a new agreement with the USW. Apollo realized that it could seek to avoid or delay a closing merely by failing to reach such an agreement.

95. Apollo immediately took advantage of the USW Arbitration decision. Citing that decision, it stopped all efforts to market the notes under its bridge-to-bond facility, and on September 15 cancelled meetings with Cooper to discuss that subject. (Attached as Exhibit X is email correspondence reflecting Apollo’s cancellation.) On September 18, Cooper’s counsel sent an email to Apollo’s counsel stating that Apollo’s attempt to use the arbitration decision to delay the closing was inappropriate, that nothing about that decision warranted a delay of the marketing process, and in any event that Cooper expected an agreement with the USW to be well within reach by the time Cooper’s stockholders were scheduled to vote on the Merger on September 30. (A copy of the email string containing that email is attached as Exhibit Y.)

96. Apollo’s counsel wrote back later that day, stating, among other things, that “no marketing of a debt offering was feasible without knowing what the USW would be looking for in terms of amendments and concessions.” But Apollo’s ability to market a bond offering is irrelevant to the consummation of the transaction; if the bonds could not be marketed, the bridge facility was required to be funded instead. Apollo’s counsel also suddenly took the new position, without any explanation, that the USW Arbitration decision somehow rendered the Required Information that Cooper had already provided to Apollo no longer Compliant, and that a new 20-Business Day Marketing Period would have to begin before the Merger could close. (A copy of Apollo’s email appears in the email string attached as Exhibit Y.)

97. Cooper’s counsel responded on September 19 (see Exhibit Y) that the “feasibility” of marketing the debt offering was not, and had never been, a condition to the Financing Sources’ funding obligations or to Apollo’s obligation to close the Merger. With respect to the Marketing

Period, Cooper’s counsel noted that Apollo had not explained, and could not explain, how the USW Arbitration decision possibly rendered the Required Information not Compliant. Apollo still had not identified, with specificity or otherwise, what Required Information had been rendered not Compliant, and how such information was no longer Compliant. Indeed, Apollo to this day has never provided such an explanation. And even if Apollo could have identified Required Information that was not Compliant, Cooper would have immediately cured the issue and restarted the Marketing Period. In the end, however, Apollo’s strategy required Cooper to not have any ability to complete the Marketing Period. Apollo’s strategy was an indefinite delay of the Marketing Period, so that it could dictate unilaterally whether, when, and under what circumstances (e.g., a renegotiated Merger price), the closing would occur.

H.	Apollo’s Failure to Negotiate with the USW In Good Faith, Much Less Expeditiously

98. Apollo’s effort to use the USW Arbitration decision to avoid a closing was two-pronged. On the one hand, it claimed that, in light of the decision, the Merger could not close unless and until a resolution was reached with the USW. And at the same time, it was planning to obstruct any expeditious resolution with the USW.

99. Based on Apollo’s cancellation of marketing activities, Cooper anticipated that Apollo would seek to take advantage of the USW Arbitration decision to avoid a closing. Cooper thus immediately scheduled in-person negotiations with the USW in Nashville for September 19 and 20. Cooper also reminded Apollo, in an email on September 16, of the importance of acting quickly and the need for the Cooper-Apollo team to be empowered to reach a deal at the negotiations:

We have been impressing upon the union the need to act quickly, and I am hopeful that they will come to the table with the intention of quickly coming to a deal. It is important that we also be prepared, and that the Cooper and Apollo negotiating teams be empowered to respond to the Union’s proposals and prepare counter-proposals while all parties are present, and hopefully to come to an agreement at the table this week.

That email is attached hereto as Exhibit Z.

100. On September 17, Cooper met with Apollo in New York to discuss, among other things, a negotiation strategy for dealing with the USW. Cooper anticipated that the USW’s negotiating positions on September 19 and 20 would be based on proposals that it had previously submitted to Cooper and Apollo on August 1 and 2, 2013. Cooper therefore wanted to discuss those proposals with Apollo, as well as the issues about which Apollo should be prepared to negotiate. Once the September 17 meeting started, however, the first issue Apollo wanted to discuss was not the USW negotiation, but rather the prospect that the $35-per-share Merger consideration might need to be renegotiated in light of the CCT disruption and Apollo’s recent North American operating results, and in the event of any deal with the USW. During that meeting, Apollo also insisted on leading the negotiations with the USW itself.

101. Then, at the negotiations with the USW on September 19 and 20, Apollo made virtually no effort to reach an agreement. Even though it had insisted that it would take the lead with the USW, Apollo did not offer a single written proposal (with the exception of a proposal that had been prepared by Cooper regarding only one of the many issues being discussed). And Apollo made only a few verbal, and sometimes incomplete, proposals related to only some of the issues that the USW had raised. Apollo was entirely unwilling to discuss potential concepts either for an overall agreement with the USW or with respect to any other individual issue raised by the USW, other than to say that it had some ideas in mind, which it was unwilling to share.

102. Having not even tried to make any progress with the USW, Apollo’s representatives left the negotiations on the afternoon of September 20, stating that they were unavailable to meet again until September 30—ten days later. Apollo did, however, have representatives available. That week had previously been blocked out for Apollo to participate in “road show” activities in connection with the bond offering for the Merger, but, as noted, Apollo had unilaterally suspended those activities in light of the USW Arbitration decision. Apollo’s refusal to meet again until September 30 was merely another tactic to delay. Cooper’s representatives objected, stating that such a hiatus would be inappropriate and unreasonable in light of the parties’ obligations under the Merger Agreement to use reasonable best efforts to proceed to closing as expeditiously as possible, and especially in light of the fact that Apollo anticipated that all other closing conditions would be satisfied as of the September 30 Cooper stockholder meeting. Apollo’s only response was that the Outside Date for the Merger to close was not until December 31, 2013.

103. Like Cooper, the USW also left the meetings frustrated by Apollo’s unwillingness to offer proposals regarding most of the issues it had raised, not to mention its unwillingness even to engage in substantive dialogue on those issues. It was entirely unreasonable, and not in good faith, for Apollo to arrive at labor negotiations without being prepared to bargain over items known to be at issue, especially after having demanded to take the lead in those negotiations.

104. Nonetheless, Cooper attempted to keep the USW negotiations moving expeditiously. On September 22, Cooper’s counsel sent to Apollo’s counsel written proposals for Apollo to use as a basis for further negotiations with the USW. Separately, Cooper’s counsel wrote to Apollo’s counsel later that day asking when Cooper could expect from Apollo: “[1] comments on [Cooper’s] draft proposals; [2] a Cooper/Apollo discussion of comments and timing to send the proposals to the USW in advance of the next meeting; and [3] confirmation when [Apollo] will be able to resume face-to-face negotiations with the USW.” Cooper’s counsel also noted that “we’re basically available 24/7 to address these issues, including meeting whenever and wherever necessary with the USW,” and that “the USW signaled to us that they were likewise available and desirous of getting back together as soon as possible and concluding these negotiations expeditiously.” (A copy of that email is attached hereto as Exhibit AA.)

105. Apparently understanding that Cooper would continue to press for an agreement with the USW, Apollo took yet a new approach for justifying a delay. On September 23, its counsel sent to Cooper’s counsel an email (attached hereto as Exhibit AA) with a list of seventeen questions that he claimed needed to be answered for Apollo to consider the proposals Cooper had provided. The email further stated that, if Cooper could provide those answers by the end of the day, Apollo “expect[ed] to be able to comment on your proposals by the end of the day tomorrow.” Apollo’s questions largely asked for basic information about Cooper, such as the “[t]otal number of [passenger car/light truck] Tires sold in North America in last 5 years incl[uding] in 2008.” All of the questions asked for information that Apollo either gathered, or had an opportunity to gather, during the due diligence process or in connection with prior negotiation sessions with the USW. And none of that information was reasonably necessary for Apollo to continue negotiations with the USW. The questions were interposed solely as a stall tactic.

106. Nonetheless, Cooper’s counsel responded to all of Apollo’s questions in an email later that day (attached hereto as Exhibit BB). Separately, Cooper’s counsel wrote to Apollo’s counsel (in an email attached as Exhibit AA) to note that none of the proposals at issue were new, but instead presented issues that had been on the table since August 1, and that it was difficult to believe that Apollo suddenly needed all of the information requested in its September 23 email in order to respond. Cooper’s counsel also reiterated that it was unacceptable and inexplicable for Apollo to refuse to resume negotiations with the USW until September 30.

107. In a subsequent email on September 23 (Exhibit AA hereto), Apollo’s counsel attempted to explain its failure to negotiate with the USW during the September 19 and 20 negotiating sessions. Its excuse, according to Apollo’s counsel, was that the purpose of those sessions was merely “to hear and react to whatever the USW had to propose—not to address some earlier proposal.” That explanation was neither credible nor reasonable. As Cooper’s counsel explained in a response later that day:

[N]either you nor anyone at Apollo ever suggested that Apollo was coming to Nashville merely to hear what the USW had to offer, and not to negotiate with the aim of reaching an agreement. In fact, it is my understanding that in the meetings in New York on Tuesday [September 17,] Luis Ceneviz [CEO of Apollo Vredestein B.V.] told the Cooper contingent that he was prepared to stay through the weekend, if necessary, to get a deal done. In advance of those meetings in New York, Apollo asked Cooper to anticipate what the USW would demand and to craft recommended responses, and Cooper did just that. As we predicted, the USW proposal largely replicated its proposals on August 1 and 2, with the anti-upstreaming proposal being the only completely new proposal, and Cooper and Apollo correctly anticipated what the USW would be proposing and discussed potential responses for use at the meetings.

(See Exhibit AA attached hereto.)

108. The following day, Apollo’s counsel sent to Cooper’s counsel an email posing four additional questions regarding Cooper’s answers to Apollo’s previous seventeen questions. Cooper’s counsel responded within just a few hours (see Exhibit AA hereto), leaving Apollo with no further excuses for refusing to consider the proposals on the table.

109. Having exhausted its purported grounds for delaying negotiations further, Apollo employees resumed what it referred to as “informal meetings” with the USW in Pittsburgh on September 25. But even then, Apollo made virtually no effort to move towards any agreement with the USW. Apollo did not bring its own U.S. labor attorneys to the meetings—a clear sign that it has no genuine interest in reaching an agreement with the USW. Apollo also did not allow Cooper to attend those meetings, and did not even inform Cooper that those meetings were going to take place. Instead, Cooper’s CEO learned about the meetings when Apollo’s Vice Chairman made an off-hand remark about them during a telephone call on the evening of September 25. During that same call, Apollo’s Vice Chairman indicated to Cooper’s CEO that any agreement between Apollo and the USW would require an adjustment of the $35-per-share Merger consideration. The Merger Agreement, however, had allocated to Apollo the risk of having to reach a new deal with the USW, and nothing in it permitted Apollo to condition such a deal on a renegotiation of the Merger price with Cooper.

110. By the end of the day on September 26, it was even more apparent to Cooper that Apollo was acting unreasonably, and was failing to comply with its contractual obligation to use reasonable best efforts to satisfy all conditions to closing as expeditiously as possible. In breach of its obligation to cooperate with Cooper under Section 6.3(a) of the Merger Agreement, Apollo had, despite repeated requests, refused to tell Cooper what had occurred during the meetings. Apollo’s excuse was that it had agreed with the USW that the meetings would be “off the record,” even as to Cooper. That excuse, however, turned out to be a fabrication. The USW had never asked Apollo to keep the content of their discussions confidential from Cooper.

111. Despite Apollo’s refusal to disclose to Cooper the substance of its September 25 and 26 negotiations with the USW, Cooper learned that Apollo had ended the session with the USW on the afternoon of September 26 without any agreement, and with no plans to resume any negotiation until Tuesday, October 1—five days later, and after Cooper’s scheduled stockholder meeting.

112. Then, the next morning, September 27, Cooper’s suspicions about Apollo’s lack of good faith in dealing with the USW were reinforced even further. During a telephone conversation that morning, Apollo’s Vice Chairman stated to Cooper’s CEO that, if Cooper were to move ahead with its planned stockholder meeting while the merger consideration was still set at $35 per share, then there probably would not be a transaction. In other words, Apollo was threatening that it would not close the Merger unless Cooper agreed to a reduction of the $35-per-share deal price. Nothing in the Merger Agreement entitled Apollo to seek such a concession. Apollo’s only leverage for doing so was the threat of preventing the Merger from closing by its repeated, wrongful efforts to delay reaching an accord with the USW. Simply put, Apollo was attempting to conduct a shakedown, for reasons having nothing to do with the USW.

113. Later in the day on September 27, Cooper sent a letter to Apollo (attached hereto as Exhibit CC) informing it that Cooper considered its conduct in connection with the USW to be in violation of its obligation of good faith and its duty to cooperate with Cooper and use reasonable best efforts to close the Merger in the most expeditious manner possible. Cooper also asked Apollo to return to the negotiating table immediately, so that a deal with the USW could be reached in time for the Merger to close as scheduled on October 4.

114. Apollo responded to that letter by email in the evening of September 27 (attached hereto as Exhibit DD). In it, Apollo did not deny that it had broken off negotiations with the USW until October 1, or provide any explanation for doing so. Instead, Apollo attempted to blame Cooper for the lack of an agreement with the USW. Specifically, Apollo claimed that it had stepped in to negotiate with the USW on September 25 and 26 only “[a]fter [Cooper] was unable to lead the team to a reasonable deal with the USW over a period of three months and then made no progress in leading a joint team in the meetings in Nashville last week.” That assertion was not just wrong, but bizarre. As noted above, Apollo and Cooper were entirely aligned on strategy concerning the USW throughout the period leading up to the USW Arbitration decision, as well as during the USW Arbitration itself. Moreover, it was Apollo, not Cooper, that led the negotiations in Nashville on September 19 and 20. Indeed, Apollo not only demanded that it lead the negotiations during that session, but it did not allow any Cooper representative to make any opening remarks to the USW. Apollo’s email also claimed surprise that the closing of the Merger was set to occur October 4. But in fact, Apollo had known as of August 30 that Cooper’s stockholder meeting would be held on September 30 and that all closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) were scheduled to be satisfied as of September 30. Indeed, Cooper had expressly reiterated in its letter of September 13 to Apollo that it anticipated that all closing conditions would be satisfied so that the Merger could close on October 4. (See Exhibit V.)

115. Apollo continued to refuse to resume negotiations with the USW until Tuesday, October 1. Over the weekend on September 28 and 29, Apollo informed Cooper that an agreement with the USW would require a downward adjustment to the Merger price of at least $2.50, and proposed an amendment to the Merger Agreement that would memorialize that price reduction. Apollo also sent Cooper on September 29 a draft of its proposal for reaching a deal with the USW, which it later claimed was contingent on Cooper agreeing to the $2.50 price reduction. As Apollo’s counsel put it:

This [USW proposal] sets out the terms on which Apollo was prepared to enter into the amendment [to the Merger Agreement] I forwarded you earlier. If Cooper is not prepared to do that, Apollo will have to reconsider these positions. We are standing by for a response.

(See Email string attached hereto as Exhibit EE.) In a subsequent email on September 29, Apollo’s counsel stated flatly that, if Cooper’s response to Apollo’s proposal for a price reduction was negative, then Apollo’s upcoming negotiations with the USW likely would not be productive:

Frankly, however, if we don’t have a positive response to the proposal, I am not sure how productive any meetings will be.

(Id.) Cooper’s response was negative; it rejected Apollo’s proposal for a price reduction.

116. On September 29, Cooper’s counsel also informed Apollo’s counsel that the USW had confirmed that it had no objection to the attendance of Cooper’s representatives at subsequent negotiating sessions, and that Cooper’s representatives therefore would be traveling to Pittsburgh to attend the October 1 negotiations. Apollo’s counsel responded later that day, stating that Cooper’s representatives were not invited, and would not be permitted to attend. (See Exhibit EE.) According to Apollo’s counsel, “[t]he USW indicated clearly that they preferred to have small group discussions,” and “[t]he USW … did not expect Cooper to participate.” (Id.) Apollo’s counsel reiterated again on September 30 that “the only meetings that have been scheduled [for October 1] are meetings between USW and Apollo without Cooper participation.” (See Email string attached hereto as Exhibit FF.)

117. Apollo’s representation that the USW did not want Cooper to attend the October 1 meeting (or, for that matter, the September 25 and 26 meetings) was a lie. The USW never suggested, intimated, or made any statement from which Apollo could reasonably infer that Cooper was not welcome at those meetings. To the contrary, the USW has informed Cooper that it explicitly told Apollo that it would prefer Cooper to attend the meetings, and that the USW was available 24 hours a day, seven days a week, to meet with both Cooper and Apollo to reach a deal. Apollo intentionally fabricated the claim that the USW did not want Cooper to attend, so that Apollo could maintain control over the negotiations and ensure that any accord with the USW would remain perpetually out of reach.

118. By September 30, the USW had informed Cooper directly that it had no objection to Cooper’s attendance at the October 1 meeting. Cooper’s representatives therefore traveled to Pittsburgh to appear for the negotiations at the USW’s offices on October 1. Apollo nonetheless continued to refuse to allow Cooper to attend its meeting with the USW.

119. Importantly, during its meeting with the USW on September 25 and 26, Apollo not only refused to allow Cooper to attend, but also used its position as the future owner of Cooper’s business to discourage the USW from negotiating with Cooper, and effectively attempted to block Cooper’s ability to negotiate a resolution on its own (which ability was expressly permitted by the USW Arbitration decision).

120. Not surprisingly given Apollo’s conduct and motives, as of today, Apollo still has not reached an agreement with the USW. To the contrary, after meeting with the USW on October 1 and 2, Apollo has not scheduled any further sessions with the USW.

121. On October 2, after apparently realizing that Apollo was not serious about reaching a deal, the USW began speaking with Cooper directly. The USW met with Cooper’s representatives on October 3, and reiterated that it would prefer that Cooper be involved in any further discussions with Apollo. Cooper believes, based on its most recent communications with the USW, that, absent continued interference by Apollo, it can reach a commercially reasonable agreement in principle with the USW within a day or two of serious, sustained negotiations.

122. On October 3, Cooper’s counsel informed Apollo’s counsel by email (attached hereto as Exhibit GG) that Cooper’s representatives had met with the USW, which had asked yet again that Cooper be involved in the negotiations:

[T]he USW stated repeatedly its strong desire that Cooper join the discussions with Apollo and the USW and that there be a single set of discussions involving Cooper, Apollo and the USW. The USW believes that having all the relevant parties in the room at the same time will expedite the negotiations process and make it the most productive.

Despite the USW’s request, Apollo has not relented. On the evening of October 3, Apollo’s counsel responded by email (see Exhibit GG), claiming that “Apollo doesn’t see a role for Cooper at the negotiating table for the moment.” (Emphasis added.) Apollo’s counsel further insisted that Cooper stay out of the process entirely:

[T]o be clear, Apollo has not authorized you to make any proposals that would purport to apply following closing of the merger and any proposals by Cooper of any kind require Apollo’s consent under the Merger Agreement.

(Id.) Even putting aside Apollo’s ill intentions, its conduct directly contradicts the USW Arbitration decision, and violates its obligation under the Merger Agreement use its reasonable best efforts to cooperate with Cooper to obtain the USW’s consent.

I.	Apollo’s Refusal to Draw On Its Funding and Consummate the Merger

123. As scheduled, Cooper held its stockholder meeting on September 30. At the meeting, Cooper’s stockholders overwhelmingly adopted the Merger Agreement and approved the Merger, with approximately 74% of all outstanding shares voting in favor of the transaction.

124. Later that day, Cooper notified Apollo by letter (attached hereto as Exhibit HH) that all of the Merger Agreement’s conditions to funding and closing the Merger had been satisfied, and that, but for Apollo’s willful and wrongful conduct in failing to reach a deal with the USW and excluding Cooper from the negotiating process, the Merger would be required to close on October 4 at 10:00 a.m. Cooper noted, however, that there was ample time to reach an accord with the USW before October 4 if Apollo were satisfying its obligations under Section 6.3(a) of the Merger Agreement. Cooper further stated that it expected Apollo to reach such an accord in time for the closing to occur on October 4 at 10:00 a.m.

125. Apollo responded by letter on October 1 (attached hereto as Exhibit II), claiming that it has not breached its obligations under the Merger Agreement, and setting forth a laundry list of excuses why it was not obligated to consummate the Merger. All of those excuses were merely a rehash of its previous arguments regarding the Marketing Period, CCT, and the USW. Apollo’s assertions are not only pretextual but are utterly without merit.

126. Then, on October 3, after receiving new financial information from Cooper, which had not previously been available, about its most up-to-date operating results and forecasts for the year, representatives of Apollo called Cooper to request again that the parties renegotiate a significant downward adjustment of the Merger price, at one point referencing “$8 or $9” per share.

127. October 4 at 10:00 a.m. passed, with Apollo wrongfully failing to reach an agreement with the USW or consummate the Merger.

128. As noted, Apollo’s knowing, deliberate, and material breaches of the Merger Agreement are endangering the committed financing for the Merger. If Apollo were permitted to continue to delay consummation of the Merger past mid-November, and the CCT disruptions are not resolved by then, the Financing Sources may refuse to fund, and the risk of resolving the CCT disruption could shift entirely to Cooper. By contrast, if Apollo had satisfied its obligations under the Merger Agreement, then the Merger should have been consummated on October 4, 2013.

FIRST CAUSE OF ACTION

(Specific Performance)

129. Cooper repeats and realleges the allegations of paragraphs 1 through 128 as if fully set forth herein.

130. Apollo’s unreasonable effort to avoid reaching an accord with the USW in time for the Merger to close as scheduled is a knowing, deliberate, and material breach of its covenant of good faith and its obligations under Section 6.3(a) to use “reasonable best efforts” to consummate the Merger “in the most expeditious manner possible,” and to cooperate with Cooper in obtaining the USW’s consent.

131. In Section 9.10 of the Merger Agreement, entitled “Specific Performance,” Apollo expressly recognized and agreed that “irreparable damage would occur” if the Merger Agreement were not performed according to its terms.

132. Pursuant to Section 9.10 of the Merger Agreement, Apollo should be ordered to reach, in the most expeditious manner possible, an agreement with the USW as to the CBA amendments, which should include requiring Apollo (i) to allow Cooper to take the lead in negotiating with the USW, as contemplated by the USW Arbitration decision; and (ii) to co-sign or otherwise approve any commercially reasonable agreement that Cooper reaches with the USW (which would be consistent not only with the USW Arbitration decision, but also with Apollo’s contractual obligation not to withhold unreasonably its consent to any Material Contract entered into by Cooper). Once such an agreement is reached, Apollo should be ordered to consummate the Merger.

133. Cooper has no adequate remedy at law.

SECOND CAUSE OF ACTION

(Declaratory Judgment)

134. Cooper repeats and realleges the allegations of paragraphs 1 through 133 as if fully set forth herein.

135. If not for Apollo’s knowing, deliberate, and material breach of the Merger Agreement in refusing to reach an accord with the USW expeditiously, all of the conditions for consummating the Merger would be satisfied such that Apollo was obligated to close on

October 4. Cooper has reason to believe that Apollo will dispute this, and will assert, erroneously, not only that it has not breached the Merger Agreement, but also that the closing could not have occurred on October 4 in any event on the ground that (i) the Marketing Period has not properly commenced or must start again at some later date, (ii) Cooper has not delivered the books and records of CCT in accordance with Section 6.5 of the Merger Agreement; or (iii) some other reason predicated on the disruptions at CCT.

136. As a result, an actual case or controversy exists between the parties that is ripe for judicial determination.

137. Cooper therefore asks the Court to declare that, but for Apollo’s breaches of the Merger Agreement in failing to reach an accord with the USW, all conditions to the consummation of the Merger would be satisfied such that Apollo was obligated to close the Merger on October 4, 2013.

THIRD CAUSE OF ACTION

(Breach of Contract)

138. Cooper repeats and realleges the allegations of paragraphs 1 through 137 as if fully set forth herein.

139. Apollo’s unreasonable effort to avoid reaching an accord with the USW in time for the Merger to close as scheduled is a knowing, deliberate, and material breach of its covenant of good faith and its obligations under Section 6.3(a) to use “reasonable best efforts” to consummate the Merger “in the most expeditious manner possible,” and to cooperate with Cooper in obtaining the USW’s consent to the Merger.

140. As a result of Apollo’s contract breaches, Cooper is suffering and will suffer substantial harm, including harm resulting from Cooper’s wrongful failure to consummate the Merger on October 4.

141. In the alternative to specific performance, Cooper therefore asks the Court to award it money damages, in an amount to be proven at trial, sufficient to compensate it for all forms of loss caused by Apollo’s knowing, deliberate, and material breaches of contract.

PRAYER FOR RELIEF

WHEREFORE, Cooper respectfully requests that this Court enter judgment in its favor and against Apollo as follows:

A. Awarding Cooper specific performance of the Merger Agreement, compelling Apollo to (1) use its reasonable best efforts to reach in the most expeditious manner possible an agreement with the USW regarding amendments to the two collective bargaining agreements at issue in the USW Arbitration, which would include requiring Apollo (i) to allow Cooper to take the lead in negotiating with the USW; and (ii) to co-sign or otherwise approve any commercially reasonable agreement that Cooper reaches with the USW; and then (2) consummate the Merger;

B. Declaring that, but for Apollo’s breach of the Merger Agreement in purposely failing to use its reasonable best efforts to reach an agreement with the USW regarding amendments to the two collective bargaining agreements at issue in the USW Arbitration, all conditions to the consummation of the Merger have been satisfied such that Apollo was obligated to close the Merger on October 4, 2013;

C. In the alternative to specific performance, awarding Cooper money damages, in an amount to be proven at trial, sufficient to compensate it for all forms of loss, without limitation, actual damages, incidental damages, consequential damages, lost profits, lost goodwill, and other costs and damages it incurred by reason of Apollo’s knowing, deliberate, and material breaches of the Merger Agreement;

D. Awarding Cooper its attorneys’ fees and costs in connection with bringing this action; and

E. Awarding Cooper such other and further relief as this Court may deem proper.

POTTER ANDERSON & CORROON LLP

OF COUNSEL:	By:	/s/ Stephen C. Norman
Stephen C. Norman (#2686)
Robert S. Faxon		Kevin R. Shannon (#3137)
Jeffery D. Ubersax		Christopher N. Kelly (#5717)
Michael A. Platt		Hercules Plaza
Adrienne Ferraro Mueller		1313 North Market Street, 6th Floor
Kyle T. Cutts		P.O. Box 951
JONES DAY		Wilmington, Delaware 19899
North Point		(302) 984-6000
901 Lakeside Avenue
Cleveland, Ohio 44114	Attorneys for Plaintiff
(216) 586-3939	Cooper Tire & Rubber Company

Marjorie P. Duffy
JONES DAY
325 John H. McConnell Blvd., Suite 600
P.O. Box 165017
Columbus, Ohio 43216-5017
(614) 469-3939

Dated: October 4, 2013

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